SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13D
                                 (Rule 13d-101)

    INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13d-1(a)
             AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(a)

                                (Amendment No. 2)


                            Hemagen Diagnostics, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)



                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   423501 105
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                              Gary P. Kreider, Esq.
                       Keating, Muething & Klekamp, P.L.L.
                       One East Fourth Street, 14th Floor
                             Cincinnati, Ohio 45202
                                 (513) 579-6411
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)


                                 March 28, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ]


                       (Continued on the following pages)

 CUSIP No. 423501 105                  13D                     Page 2 of 7 Pages

--------------------------------------------------------------------------------
 1        NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Jerry L. Ruyan
--------------------------------------------------------------------------------
 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [X]
                                                                      (b)

--------------------------------------------------------------------------------
 3        SEC USE ONLY


--------------------------------------------------------------------------------
 4        SOURCE OF FUNDS*

             PF
--------------------------------------------------------------------------------
 5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEM 2(d) or 2(e)


--------------------------------------------------------------------------------
 6        CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
--------------------------------------------------------------------------------
                              7      SOLE VOTING POWER

         NUMBER OF                   -0-
          SHARES              --------------------------------------------------
       BENEFICIALLY           8      SHARED VOTING POWER
         OWNED BY
           EACH                      2,997,542
         REPORTING            --------------------------------------------------
        PERSON WITH           9      SOLE DISPOSITIVE POWER


                                     468,478
                             ---------------------------------------------------
                             10      SHARED DISPOSITIVE POWER

                                     1,030,857
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,997,542
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                 [ ]


--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                   30%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*
             IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP No. 423501 105                 13D      Page   3      of     7    Pages

--------------------------------------------------------------------------------
 1        NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           William P. Hales

--------------------------------------------------------------------------------
 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [X]
                                                               (b) [ ]

--------------------------------------------------------------------------------
 3        SEC USE ONLY

--------------------------------------------------------------------------------
 4        SOURCE OF FUNDS*

             PF
--------------------------------------------------------------------------------
 5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEM 2(d) or 2(e)                                               [ ]


--------------------------------------------------------------------------------
 6        CITIZENSHIP OR PLACE OF ORGANIZATION

             United States

--------------------------------------------------------------------------------
                              7      SOLE VOTING POWER

         NUMBER OF                   -0-
          SHARES
       BENEFICIALLY          ---------------------------------------------------
         OWNED BY
           EACH               8      SHARED VOTING POWER
         REPORTING
        PERSON WITH                  2,997,542
                             ---------------------------------------------------
                              9      SOLE DISPOSITIVE POWER

                                     1,338,207
                             ---------------------------------------------------
                             10      SHARED DISPOSITIVE POWER

                                     -0-

--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,997,542

--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                   [ ]

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          30%

--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*
             IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP No. 423501 105                 13D      Page    4      of    7     Pages

--------------------------------------------------------------------------------
 1        NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Thomas A. Donelan

--------------------------------------------------------------------------------
 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [X]
                                                               (b) [ ]

--------------------------------------------------------------------------------
 3        SEC USE ONLY

--------------------------------------------------------------------------------
 4        SOURCE OF FUNDS*

             PF

--------------------------------------------------------------------------------
 5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEM 2(d) or 2(e)                                             [ ]

--------------------------------------------------------------------------------
 6        CITIZENSHIP OR PLACE OF ORGANIZATION

             United States

--------------------------------------------------------------------------------
                              7      SOLE VOTING POWER

         NUMBER OF                   -0-
          SHARES
       BENEFICIALLY           --------------------------------------------------
         OWNED BY
           EACH               8      SHARED VOTING POWER
         REPORTING
        PERSON WITH                  2,997,542
                              --------------------------------------------------

                              9      SOLE DISPOSITIVE POWER

                                     80,000
                             ---------------------------------------------------

                             10      SHARED DISPOSITIVE POWER

                                     1,030,857

--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,997,542

--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                  [ ]

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          30%

--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*
             IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP No. 423501 105                  13D      Page     5     of    7     Pages

--------------------------------------------------------------------------------
 1        NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Christopher P. Hendy

--------------------------------------------------------------------------------
 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [X]
                                                               (b) [ ]

--------------------------------------------------------------------------------
 3        SEC USE ONLY

--------------------------------------------------------------------------------
 4        SOURCE OF FUNDS*

             PF
--------------------------------------------------------------------------------
 5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEM 2(d) or 2(e)                                              [ ]

--------------------------------------------------------------------------------
 6        CITIZENSHIP OR PLACE OF ORGANIZATION

             United States

--------------------------------------------------------------------------------
                              7      SOLE VOTING POWER

         NUMBER OF                   -0-
          SHARES
       BENEFICIALLY          ---------------------------------------------------
         OWNED BY
           EACH               8      SHARED VOTING POWER
         REPORTING
        PERSON WITH                  2,997,542

                             ---------------------------------------------------
                              9      SOLE DISPOSITIVE POWER

                                     80,000

                             ---------------------------------------------------
                             10      SHARED DISPOSITIVE POWER

                                     1,030,857
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,997,542
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                   [ ]

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          30%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*
             IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP No. 423501 105               13D      Page      6      of    7     Pages

--------------------------------------------------------------------------------
 1        NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Redwood Holdings, Inc.

--------------------------------------------------------------------------------
 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [X]
                                                               (b) [ ]

--------------------------------------------------------------------------------

 3        SEC USE ONLY

--------------------------------------------------------------------------------
 4        SOURCE OF FUNDS*

             PF
--------------------------------------------------------------------------------
 5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEM 2(d) or 2(e)                                              [ ]

--------------------------------------------------------------------------------
 6        CITIZENSHIP OR PLACE OF ORGANIZATION

             Ohio corporation

--------------------------------------------------------------------------------
                              7      SOLE VOTING POWER

         NUMBER OF                   -0-
          SHARES
       BENEFICIALLY           --------------------------------------------------
         OWNED BY
           EACH                8      SHARED VOTING POWER
         REPORTING
        PERSON WITH                   2,997,542
                             ---------------------------------------------------
                              9      SOLE DISPOSITIVE POWER

                                     -0-
                             ---------------------------------------------------
                             10      SHARED DISPOSITIVE POWER

                                     1,030,857
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,997,542
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                   [ ]

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          30%

--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*
             IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

     This Schedule 13D Amendment No. 2 is filed solely to amend the following portion of Item 5 of the Schedule 13D as follows:

Item 5.  Interest in Securities of the Issuer

         II.    William P. Hales

               (c) On March 28, 2000, Mr. Hales acquired from Hemagen in a private transaction approved by Hemagen's Board of
                    Directors,104,850 shares of Hemagen Common Stock in connection with the reimbursement of expenses from the 1999 consent solicitation. The shares were valued at $1.06875 per share.

         V.   Redwood Holdings, Inc. and Messrs. Ruyan, Hales, Donelan and Hendy

               (c) On March 28, 2000, Redwood acquired from Hemagen in a private transaction approved by Hemagen's Board of
                    Directors, 104,850 shares of Hemagen Common Stock in connection with the reimbursement of expenses from the 1999 consent solicitation. The shares were valued at $1.06875 per share.

Dated: April 5, 2000
                                    *
                                   --------------------------------------------
                                    Jerry L. Ruyan


                                    *
                                   --------------------------------------------
                                    William P. Hales


                                    *
                                    -------------------------------------------
                                    Thomas A. Donelan


                                    *
                                   --------------------------------------------
                                    Christopher P. Hendy


                                   REDWOOD HOLDINGS, INC.


                                   By:*
                                      -----------------------------------------
                                      Thomas A. Donelan
                                      President


                                      *By:   /s/F. Mark Reuter
                                          -------------------------------------
                                          F. Mark Reuter
                                          Attorney-in-Fact